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                                                                   Exhibit 99.12

                            COMPANY OPTION AGREEMENT


                  This COMPANY OPTION AGREEMENT (this "AGREEMENT") is entered into as of November 12, 1996, by and between Medex, Inc., an Ohio corporation ("ISSUER"), and Furon Company, a California corporation ("GRANTEE").

                                   BACKGROUND

                  A. Issuer, Grantee and a wholly-owned subsidiary of Grantee (the "PURCHASER"), are entering into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT") providing for, among other things, the merger of Purchaser with and into Issuer.

                  B. To induce Grantee and Purchaser to enter into the Merger Agreement, Issuer has agreed to grant this Option to Grantee.

                                    AGREEMENT

                  In consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, Issuer and Grantee hereby agree as follows:

                  1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "OPTION") to purchase up to 753,198 shares (the "OPTION SHARES") of Common Stock, $.01 par value, of Issuer together with any stock purchase rights related thereto ("ISSUER COMMON STOCK") at a purchase price of $23.50 per Option Share (the "PURCHASE PRICE").

                  2. EXERCISE OF OPTION.

                  2.1 Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below) and prior to termination as set forth in Section 10.11.

                  2.2 As used herein, a "PURCHASE EVENT" means any of the following events:

                  2.2.1 any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), (other than Grantee or any subsidiary of Grantee) shall have become the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), of at least 20% of any class or series of capital stock of the Issuer (including the Issuer's Common Stock);
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                  2.2.2 any one or more persons (other than Grantee or any
         subsidiary of Grantee) shall have commenced or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of the Issuer's Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding Issuer Common Stock and Issuer has redeemed its rights under the Rights Agreement or such Rights Agreement has been declared invalid or unenforceable by a court of competent jurisdiction;

                  2.2.3 the Issuer's Board of Directors shall have received a superior takeover proposal and the Board or any committee thereof enters into a definitive agreement with respect to a superior takeover proposal;

                  2.2.4  the Merger Agreement is terminated pursuant to
         Section 8.1(e) thereof; or

                  2.2.5  the Merger Agreement is terminated pursuant to
         Section 8.1(f)(i) thereof.

                  2.3 If Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "NOTICE DATE") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing of such purchase (the "CLOSING DATE"); provided that if the closing of the purchase and sale pursuant to the Option (the "CLOSING") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if prior notification to or approval of any regulatory authority or shareholders of the Issuer is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same (and Issuer shall cooperate with Grantee in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) such approval has been obtained, and in either event, any requisite waiting period has passed.

                  2.4 Notwithstanding SUBSECTION 2.3, in no event shall any Closing Date be more than one year after the related Notice Date, and if the Closing Date shall not have occurred within one year after the related Notice Date due to the failure to obtain


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any such required approval, the exercise of the Option effected on the Notice
Date shall be deemed to have expired. In the event (i) Grantee receives official notice that an approval of any regulatory authority required for the purchase of Option Shares would not be issued or granted or (ii) a Closing Date shall not have occurred within six months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall nevertheless be entitled to exercise its right as set forth in SECTION 7 or to exercise the Option in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in SECTION 8. The provisions of this
SECTION 2 and SECTION 3 shall apply with appropriate adjustments to any such exercise.

                  3.  PAYMENT AND DELIVERY OF CERTIFICATES.

                  3.1 On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date.

                  3.2 At each Closing, simultaneously with the delivery of immediately available funds as provided in SUBSECTION 3.1, Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and Grantee shall deliver to Issuer a letter making the representations set forth in Section 5.2 hereinbelow and agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement and shall represent and warrant that it and/or its advisors have sufficient knowledge and experience in business and financial matters to evaluate the Issuer, to evaluate the risk of an investment in the Option Shares, to make an informed investment decision with respect thereto, and to protect its interests in connection with its investment in the Option Shares without need for the additional information which would be required to be included in a more complete registration statement effective under the Securities Act. The Grantee shall further acknowledge and agree that it and/or its advisors have had an opportunity to ask questions of and to receive answers from officers and other representatives of the Issuer and to obtain additional information in writing to the extent that the Issuer possesses such information or could acquire it without unreasonable effort or expense; (i) relative to the Issuer and the Option Shares; and (ii) necessary to verify the accuracy of any information, documents, projections, and books and records furnished.

                  3.3 Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:


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         THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS
         SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

                  4. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

                  4.1 DUE AUTHORIZATION. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

                  4.2 AUTHORIZED STOCK. Issuer has taken all necessary corporate and other action to authorize and reserve for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to SECTION 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to SECTION 6 upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any shareholder of Issuer.

                  4.3 NO CONFLICTS. Except as disclosed pursuant to the Merger Agreement, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any provision of the Articles of Incorporation or By-laws of Issuer or any material agreement or obligation of Issuer.

                  5. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:


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                  5.1 DUE AUTHORIZATION. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby.

                  5.2 PURCHASE NOT FOR DISTRIBUTION. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will be acquired for investment and not with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

                  6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

                  6.1 In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option and payment of the aggregate Purchase Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable. Whenever the number of shares of Issuer Common Stock purchasable upon exercise of the Option is adjusted as provided in SECTION 6, the Purchase Price shall be adjusted by multiplying the Purchase Price by a fraction, the numerator of which shall be equal to the number of shares of Issuer Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Issuer Common Stock purchasable after the adjustment.

                  6.2 (a) In the event that Issuer shall enter into an agreement (other than the Merger Agreement) (a) to consolidate with or merge into any person, other than Purchaser or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (b) to permit any person other than Purchaser or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (c) to sell or otherwise transfer all or substantially all of its assets to any person, other than Purchaser or one of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Purchaser shall receive upon exercise of the Option the number and class of shares or other securities or

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property that Purchaser would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such transaction, or the record date thereof, as applicable, and elected, to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

                  (b) The provisions of this Agreement, including, without limitation, Sections 7 and 8, shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to Section 6.2(a).

                  7.  REPURCHASE.

                  7.1 If a Purchase Event shall have occurred, Purchaser shall have the right, upon five business days' prior written notice to Issuer (or any successor in interest to Issuer by merger, sale of all or substantially all of the assets, or otherwise) (the "Put Notice"), to cause Issuer (or any successor in interest to Issuer by merger, sale of all or substantially all of the assets, or otherwise) to have a Closing and to pay at such closing (and Issuer and such successor, jointly and severally, shall be obligated to pay to Purchaser in consideration for the cancellation of the Option) an aggregate cancellation price (the "Cancellation Price") equal to the product of (x) the number of shares of Issuer Common Stock as to which the Option remains exercisable multiplied by (y) the excess of (i) the average per share closing price of shares of Issuer Common Stock as quoted on NASDAQ (NMS) (or if not then quoted thereon, on such other quotation system or exchange on which Issuer Common Stock is quoted) for the period of five trading days ending on the trading day immediately prior to the occurrence of the Put Notice over (ii) the Purchase Price.

                  7.2 At any closing contemplated by the Put Notice, issuer shall pay to Purchaser the Cancellation Price for the number of shares of Issuer Common Stock as to which the Option is to be cancelled by delivering to Purchaser a certified or bank check payable to or on the order of Purchaser in an amount equal to the Cancellation Price.

                  8. REGISTRATION RIGHTS. Issuer shall, if requested by Grantee at any time and from time to time within three years of the first exercise of the Option as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities

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laws. Such request shall be for a minimum of 1% of Issuer's outstanding Common
Stock. Grantee agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially more than 2% of the then outstanding voting power of Issuer. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. In the event that Grantee requests Issuer to file a registration statement following the failure to obtain a required approval for an exercise of the Option as described in SUBSECTION 2.4, the closing of the sale or other disposition of Issuer Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option. Any registration statement prepared and filed under this SECTION 8, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time periods referred to in the first sentence of this SECTION 8 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other shareholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this SECTION 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering Grantee shall reduce the number of shares included therein down to 20% of the number of shares intended to be included therein, if necessary, and thereafter Issuer shall reduce the number of shares included therein by any further amount deemed necessary by the managing underwriters, if any. In connection with any registration pursuant to this SECTION 8, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution and holdback agreements in connection with such registration.

                  9. LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on any national securities exchange or national market

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system, Issuer will promptly file an application to list the shares of Issuer
Common Stock or other securities to be acquired upon exercise of the Option on such exchange or system and will use its best efforts to obtain approval of such listing as soon as practicable.

                  10.  MISCELLANEOUS.

                  10.1 EXPENSES. Except as otherwise provided in SECTIONS 7 and 8, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  10.2 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  10.3 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY, ETC. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a Federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in SECTIONS 2 and 7 (as adjusted pursuant to SECTION 6), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

                  10.4 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio without regard to any applicable conflicts of law rules.

                  10.5 DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.


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                  10.6 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

                  10.7 COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

                  10.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  10.9 FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                  10.10 SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                  10.11 TERMINATION. The Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) 12 months after the first occurrence of a Purchase Event, (iii) upon the delivery by Grantee to Issuer of a Put Notice pursuant to Section 7.1, or (iv) termination of the Merger Agreement pursuant to Sections 8.1(a), 8.1(b) (iii), 8.1(c) (so long as a Purchase Event has not otherwise occurred) 8.1(f)(ii) or 8.1(g) thereof. The rights set forth in SECTIONS 7 and 8 shall not terminate when the right to exercise the Option terminates as set forth herein, but shall extend to such time as is provided in SECTIONS 7 and 8, respectively. Notwithstanding the termination of the Option, Grantee shall be entitled to


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purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option.

                  10.12 CERTAIN DEFINITIONS. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

                  IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                     "ISSUER"



                                     By:  /s/ BRADLEY P. GOULD
                                          --------------------------------
                                     Name:    Bradley P. Gould
                                              ----------------------------
                                     Title:   President & CEO
                                              ----------------------------


                                     "GRANTEE"



                                     By:  /s/ MONTY A. HOUDESHELL
                                          --------------------------------
                                     Name:    Monty A. Houdeshell
                                              ----------------------------
                                     Title:   Vice President
                                              ----------------------------


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